Exhibit 99.B(d)(99)

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

Robeco Investment Management, Inc.

(formerly known as Weiss, Peck & Greer Investments)

Dated September 28, 2006, as amended June         , 2009

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

Small Cap Fund

X.XX0% per annum of the average daily value of the Assets on the first $XXX million

X.XX% per annum of the average daily value of the Assets over $XXX million

Agreed and Accepted:

SEI Investments Management Corporation		Robeco Investment Management, Inc.

By:	/s/ David F. McCann	By:	/s/William G. Butterly III
/s/ Matthew J. Davis

Name:	David F. McCann	Name:	William G. Butterly III
Matthew J. Davis

Title:	Vice President	Title:	Chief Operating Officer
Chief Operating Officer